Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Marci Pelzer Media Relations Rockwell Automation 414.382.5679	Jessica Kourakos Investor Relations Rockwell Automation 414.382.8510
Rockwell Automation Reports Third Quarter Fiscal 2021 Results; Updates Fiscal 2021 Guidance

•Reported sales up 32.6 percent year over year; organic sales up 26.4 percent
•Record orders of over $2 billion, up double digits year over year
•Inorganic investments contributed 1.1 percent to reported sales growth
•Diluted EPS of $2.32; Adjusted EPS of $2.31
•Cash Flow from Operations of $461.5 million; Free Cash Flow conversion of 161%
•Updating fiscal 2021 sales growth guidance to ~12% and organic sales growth guidance to ~8%
•Updating fiscal 2021 Diluted EPS guidance to $12.85 - $13.05 and Adjusted EPS guidance to $9.10 - $9.30, including $(0.15) from anticipated Plex acquisition

MILWAUKEE (July 27, 2021) — Rockwell Automation, Inc. (NYSE: ROK) today reported third quarter fiscal 2021 results.
"Rockwell delivered an outstanding quarter, with record orders and organic sales growth of 26% exceeding our expectations. These results reflect the high demand we are seeing for Rockwell's core automation and digital transformation solutions, which provide our customers with the resiliency, agility and sustainability they need to be successful for the long term," said Blake Moret, Chairman and CEO.
Fiscal 2021 Q3 Financial Results
Fiscal 2021 third quarter sales were $1,848.2 million, up 32.6 percent from $1,394.0 million in the third quarter of fiscal 2020. Organic sales increased 26.4 percent, currency translation increased sales by 5.1 percent, and acquisitions increased sales by 1.1 percent.

Fiscal 2021 third quarter GAAP net income attributable to Rockwell Automation was $271.3 million or $2.32 per share, compared to $317.8 million or $2.73 per share in the third quarter of fiscal 2020. The decreases in GAAP net income attributable to Rockwell Automation and Diluted EPS were primarily due to lower fair-value gains in fiscal 2021 versus fiscal 2020 in connection with our investment in PTC (the "PTC adjustments"). Fiscal 2021 third quarter Adjusted EPS was $2.31, up 75.0 percent compared to $1.32 in the third quarter of fiscal 2020, primarily driven by higher sales.
Pre-tax margin was 17.0 percent in the third quarter of fiscal 2021 compared to 24.0 percent in the same period last year. The decrease in pre-tax margin was primarily due to the PTC adjustments.
Total segment operating earnings were $368.7 million in the third quarter of fiscal 2021, up 60.7 percent from $229.4 million in the same period of fiscal 2020. Total segment operating margin was 19.9 percent compared to 16.5 percent a year ago, primarily driven by higher sales.
Cash flow provided by operating activities in the third quarter of fiscal 2021 was $461.5 million, compared to $346.2 million in the third quarter of fiscal 2020. Free cash flow in the third quarter of fiscal 2021 was $437.0 million, compared to $310.9 million in the same period last year, primarily due to higher Adjusted Income partially offset by higher income tax payments.

Fiscal Year 2021 Outlook
The COVID-19 pandemic and global efforts to respond to it continue to evolve. We are updating our guidance considering our performance through the first three quarters of the year, our expectation of continued orders strength, and anticipation of continued supply chain constraints.
The following table provides guidance for projected sales growth and earnings per share for fiscal 2021:

	Updated Guidance	Prior Guidance
Reported sales growth	~12%	9.0% - 12.0%
Organic sales growth	~8%	5.5% - 8.5%
Inorganic sales growth[1]	~1.5%	~1.5%
Currency translation	~2.5%	~2.0%
Diluted EPS	$12.85 - $13.05	$12.53 - $12.93
Adjusted EPS	$9.10 - $9.30	$8.95 - $9.35
Estimated impact of pending Plex acquisition[2]	~$(0.15)	—
1Estimate for incremental sales resulting from businesses acquired in fiscal year 2020 and Oylo and Fiix acquired in the first quarter of fiscal 2021
2 Assuming the acquisition of Plex Systems closes on August 31, 2021

"Our strong quarterly performance and raised outlook reflect our high level of execution and the organic and inorganic investments we continue to make to accelerate our strategy. As always, the foundation of our success lies in our talented, engaged employees around the world. Across all three business segments and in each functional area, the dedication to our customers’ success sets us apart," Moret concluded.

Intelligent Devices
Intelligent Devices third quarter fiscal 2021 sales were $882.9 million, an increase of 33.8 percent compared to $659.9 million in the same period last year. Organic sales increased 28.8 percent and currency translation increased sales by 5.0 percent. Segment operating earnings were $193.6 million compared to $111.6 million in the same period last year. Segment operating margin increased to 21.9 percent from 16.9 percent a year ago, mainly due to higher sales.

Software & Control
Software & Control third quarter fiscal 2021 sales were $509.6 million, an increase of 39.7 percent compared to $364.7 million in the same period last year. Organic sales increased 31.5 percent, currency translation increased sales by 5.5 percent, and acquisitions increased sales by 2.7 percent. Segment operating earnings were $128.3 million compared to $82.1 million in the same period last year. Segment operating margin increased to 25.2 percent from 22.5 percent a year ago, driven by higher sales partially offset by higher investment spend.
Lifecycle Services
Lifecycle Services third quarter fiscal 2021 sales were $455.7 million, a increase of 23.4 percent compared to $369.4 million in the same period last year. Organic sales increased 17.2 percent, currency translation increased sales by 4.6 percent, and acquisitions increased sales by 1.6 percent. Segment operating earnings were $46.8 million compared to $35.7 million in the same period last year. Segment operating margin increased to 10.3 percent from 9.7 percent a year ago, primarily due to higher sales, partially offset by the reinstatement of incentive compensation.

Supplemental Information
Corporate and Other - Fiscal 2021 third quarter corporate and other expense was $29.2 million compared to $26.4 million in the third quarter of fiscal 2020.
Purchase Accounting Depreciation and Amortization - Fiscal 2021 third quarter purchase accounting depreciation and amortization expense was $12.9 million, up $2.3 million from the third quarter of fiscal 2020.
Tax - On a GAAP basis, the effective tax rate in the third quarter of fiscal 2021 was 14.2 percent compared to 6.1 percent in the third quarter of fiscal 2020. The higher effective tax rate in the third quarter of fiscal 2021 was primarily due to the tax effects of the fair-value adjustments recognized in fiscal 2021 and fiscal 2020 in connection with our investment in PTC, partially offset by other discrete items. The Adjusted Effective Tax Rate for the third quarter of fiscal 2021 was 14.6 percent compared to 14.1 percent in the prior year.
Share Repurchases - During the third quarter of fiscal 2021, the Company repurchased approximately 0.2 million shares of its common stock at a cost of $60.5 million. At June 30, 2021, $613.5 million remained available under our existing share repurchase authorization.
ROIC - Return on invested capital was 40.4 percent for the twelve months ended June 30, 2021.
Non-GAAP Measures - Organic sales, total segment operating earnings, total segment operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow, and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.

Conference Call
A conference call to discuss the quarterly results will be held at 8:30 a.m. Eastern Time on July 27, 2021. The call will be an audio webcast and accessible on the Rockwell Automation website (https://ir.rockwellautomation.com/investors/). Presentation materials will also be available on the website prior to the call.
Interested parties can access the conference call by dialing the following numbers: (833) 714-0916 in the U.S. and Canada; (778) 560-2692 for other countries. Use the following passcode: 3676006. Please dial in 10 minutes prior to the start of the call.
Both the presentation materials and a replay of the call will be available on the Investor Relations section of the Rockwell Automation website through August 27, 2021.

This news release contains statements (including certain projections, guidance, and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:
•the severity and duration of disruptions to our business due to pandemics, including the COVID-19 pandemic, natural disasters, acts of war, strikes, terrorism, social unrest or other causes, including the impacts of the COVID-19 pandemic and efforts to manage it on the global economy, liquidity and financial markets, demand for our hardware and software products, solutions and services, our supply chain, our work force, our liquidity and the value of the assets we own;
•the availability and price of components and materials;
•macroeconomic factors, including global and regional business conditions (including adverse impacts in certain markets, such as Oil & Gas), the availability and cost of capital, commodity prices, the cyclical nature of our customers’ capital spending, sovereign debt concerns and currency exchange rates;
•the successful completion, integration, and management of strategic transactions and achievement of the expected benefits of these transactions;
•laws, regulations and governmental policies affecting our activities in the countries where we do business, including those related to tariffs, taxation, and trade controls;
•the availability, effectiveness and security of our information technology systems;
•our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our hardware and software products, solutions and services;
•the successful development of advanced technologies and demand for and market acceptance of new and existing hardware and software products;
•our ability to manage and mitigate the risks associated with our solutions and services businesses;
•the successful execution of our cost productivity initiatives;
•competitive hardware and software products, solutions and services and pricing pressures, and our ability to provide high quality products, solutions and services;
•our ability to attract, develop, and retain qualified personnel;
•disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;
•intellectual property infringement claims by others and the ability to protect our intellectual property;
•the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;
•the uncertainties of litigation, including liabilities related to the safety and security of the hardware and software products, solutions and services we sell;
•risks associated with our investment in common stock of PTC Inc., including the potential for volatility in our reported quarterly earnings associated with changes in the market value of such stock;
•our ability to manage costs related to employee retirement and health care benefits; and
•other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.

Rockwell Automation, Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 24,000 problem solvers dedicated to our customers in more than 100 countries. To learn more about how we are bringing The Connected Enterprise to life across industrial enterprises, visit www.rockwellautomation.com.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts and percentages)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Sales
Intelligent Devices (a)	$882.9	$659.9	$2,454.8	$2,221.5
Software & Control (b)	509.6	364.7	1,452.9	1,265.4
Lifecycle Services (c)	455.7	369.4	1,281.9	1,272.9
Total sales (d)	$1,848.2	$1,394.0	$5,189.6	$4,759.8
Segment operating earnings
Intelligent Devices (e)	$193.6	$111.6	$535.8	$452.9
Software & Control (f)	128.3	82.1	411.2	359.3
Lifecycle Services (g)	46.8	35.7	121.1	127.8
Total segment operating earnings[1] (h)	368.7	229.4	1,068.1	940.0
Purchase accounting depreciation and amortization	(12.9)	(10.6)	(37.7)	(30.1)
Corporate and other	(29.2)	(26.4)	(87.6)	(76.9)
Non-operating pension and postretirement benefit cost	(34.3)	(8.6)	(48.3)	(25.9)
Gain on investments	43.3	175.5	624.6	101.7
Legal settlement	—	—	70.0	—
Interest (expense) income, net	(22.1)	(24.8)	(67.2)	(72.3)
Income before income taxes (i)	313.5	334.5	1,521.9	836.5
Income tax provision	(44.5)	(20.3)	(252.2)	(77.0)
Net income	269.0	314.2	1,269.7	759.5
Net loss attributable to noncontrolling interests	(2.3)	(3.6)	(9.9)	(1.2)
Net income attributable to Rockwell Automation, Inc.	$271.3	$317.8	$1,279.6	$760.7

Diluted EPS	$2.32	$2.73	$10.91	$6.52

Adjusted EPS[2]	$2.31	$1.32	$7.10	$5.95

Average diluted shares for diluted EPS	117.0	116.4	117.1	116.5

Segment operating margin
Intelligent Devices (e/a)	21.9%	16.9%	21.8%	20.4%
Software & Control (f/b)	25.2%	22.5%	28.3%	28.4%
Lifecycle Services (g/c)	10.3%	9.7%	9.4%	10.0%
Total segment operating margin[1] (h/d)	19.9%	16.5%	20.6%	19.7%
Pre-tax margin (i/d)	17.0%	24.0%	29.3%	17.6%
1Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, corporate and other, non-operating pension and postretirement benefit cost, gains and losses on investments, the $70 million legal settlement in fiscal 2021, certain corporate initiatives, interest (expense) income - net and income tax provision because we do not consider these costs to be directly related to the operating performance of our segments. We believe total segment operating earnings and total segment operating margin are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measures of total segment operating earnings and total segment operating margin may be different from measures used by other companies.
2Adjusted EPS is a non-GAAP earnings measure that excludes net income (loss) attributable to noncontrolling interests, purchase accounting depreciation and amortization expense attributable to Rockwell Automation, non-operating pension and postretirement benefit cost, and gains and losses on investments, including their respective tax effects. See "Other Supplemental Information - Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate" section for more information regarding non-operating pension and postretirement benefit cost and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Sales (a)	$1,848.2	$1,394.0	$5,189.6	$4,759.8
Cost of sales	(1,083.8)	(839.8)	(3,011.3)	(2,803.9)
Gross profit (b)	764.4	554.2	2,178.3	1,955.9
Selling, general and administrative expenses (c)	(436.9)	(370.2)	(1,232.8)	(1,125.4)
Change in fair value of investments[1]	43.3	175.5	624.6	101.7
Other (expense) income	(34.9)	0.4	20.1	(18.4)
Interest expense	(22.4)	(25.4)	(68.3)	(77.3)
Income before income taxes	313.5	334.5	1,521.9	836.5
Income tax provision[2]	(44.5)	(20.3)	(252.2)	(77.0)
Net income	269.0	314.2	1,269.7	759.5
Net loss attributable to noncontrolling interests	(2.3)	(3.6)	(9.9)	(1.2)
Net income attributable to Rockwell Automation, Inc.	$271.3	$317.8	$1,279.6	$760.7

Gross profit as percent of sales (b/a)	41.4%	39.8%	42.0%	41.1%
SG&A as percent of sales (c/a)	23.6%	26.6%	23.8%	23.6%
1Primarily relates to the change in value of our investment in PTC.
2Income tax provision includes the tax effects on the change in value of our investment in PTC.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	June 30, 2021	September 30, 2020
Assets
Cash and cash equivalents	$913.8	$704.6
Receivables	1,431.1	1,249.1
Inventories	734.4	584.0
Property, net	551.1	574.4
Operating lease right-of-use assets	338.7	342.9
Goodwill and intangibles	2,428.8	2,129.6
Long-term investments	1,589.4	953.5
Other assets	585.8	726.6
Total	$8,573.1	$7,264.7
Liabilities and Shareowners’ Equity
Short-term debt	$24.6	$24.6
Accounts payable	890.2	687.8
Long-term debt	1,977.1	1,974.7
Operating lease liabilities	268.2	274.7
Other liabilities	2,834.9	2,956.1
Shareowners' equity attributable to Rockwell Automation, Inc.	2,269.6	1,027.8
Noncontrolling Interests	308.5	319.0
Total	$8,573.1	$7,264.7

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Nine Months Ended June 30,
	2021	2020
Operating activities:
Net income	$1,269.7	$759.5
Depreciation and amortization	135.7	127.7
Change in fair value of investments[1]	(624.6)	(101.7)
Retirement benefits expense	117.8	94.9
Settlement of interest rate derivatives	—	22.0
Pension contributions	(26.7)	(24.7)
Receivables/inventories/payables	(82.9)	(61.7)
Contract liabilities	81.0	63.6
Compensation and benefits	141.6	(52.1)
Income taxes	(8.9)	(81.8)
Other	54.2	49.0
Cash provided by operating activities	1,056.9	794.7
Investing activities:
Capital expenditures	(76.6)	(91.9)
Acquisition of businesses, net of cash acquired	(283.0)	(545.9)
Purchases of investments	(9.1)	(10.7)
Proceeds from maturities and sales of investments	0.6	43.9
Proceeds from sale of property	0.4	14.8
Other investing activities	(4.5)	(1.3)
Cash used for investing activities	(372.2)	(591.1)
Financing activities:
Issuance of debt, net of discount and issuance costs	1.4	422.7
Repayment of debt	—	(300.7)
Cash dividends	(372.9)	(354.3)
Purchases of treasury stock	(238.5)	(264.2)
Proceeds from the exercise of stock options	122.7	187.4
Other financing activities	(15.5)	0.8
Cash used for financing activities	(502.8)	(308.3)
Effect of exchange rate changes on cash	27.3	(3.9)
Decrease in cash, cash equivalents, and restricted cash[2]	$209.2	$(108.6)
1Primarily relates to the change in value of our investment in PTC.
2Cash and cash equivalents and restricted cash at June 30, 2021, includes $6.9 million and $18.9 million of restricted cash recorded in Other current assets and Other assets, respectively, in the Condensed balance sheet.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
We translate sales of subsidiaries operating outside of the United States using exchange rates effective during the respective period. Therefore, changes in currency exchange rates affect our reported sales. Sales by acquired businesses also affect our reported sales. We believe that organic sales, defined as sales excluding the effects of acquisitions and changes in currency exchange rates, which is a non-GAAP financial measure, provides useful information to investors because it reflects regional and operating segment performance from the activities of our businesses without the effect of acquisitions and changes in currency exchange rates. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. When we acquire businesses, we exclude sales in the current period for which there are no comparable sales in the prior period. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the same currency exchange rates that were in effect during the prior year. When we divest a business, we exclude sales in the prior period for which there are no comparable sales in the current period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year, excluding divestitures. We attribute sales to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and nine months ended June 30, 2021, compared to sales for the three and nine months ended June 30, 2020:

	Three Months Ended June 30,
	2021				2020
	Sales	Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Sales
North America	$1,086.7	$(8.1)	$(11.5)	$1,067.1	$826.0
EMEA	377.3	(7.3)	(30.6)	339.4	280.4
Asia Pacific	274.8	(0.3)	(20.0)	254.5	206.9
Latin America	109.4	(0.2)	(7.9)	101.3	80.7
Total	$1,848.2	$(15.9)	$(70.0)	$1,762.3	$1,394.0

	Nine Months Ended June 30,
	2021				2020
	Sales	Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Sales
North America	$3,064.7	$(32.6)	$(19.2)	$3,012.9	$2,855.0
EMEA	1,052.8	(44.5)	(73.2)	935.1	924.1
Asia Pacific	743.6	(0.6)	(43.2)	699.8	637.3
Latin America	328.5	(0.3)	9.8	338.0	343.4
Total	$5,189.6	$(78.0)	$(125.8)	$4,985.8	$4,759.8

The following is a reconciliation of reported sales to organic sales for our operating segments for the three and nine months ended June 30, 2021, compared to sales for the three and nine months ended June 30, 2020:

	Three Months Ended June 30, 2021
	2021				2020
	Sales	Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Sales
Intelligent Devices	$882.9	$—	$(33.1)	$849.8	$659.9
Software & Control	509.6	(10.0)	(19.9)	479.7	364.7
Lifecycle Services	455.7	(5.9)	(17.0)	432.8	369.4
Total	$1,848.2	$(15.9)	$(70.0)	$1,762.3	$1,394.0

	Nine Months Ended June 30, 2021
	2021				2020
	Sales	Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Sales
Intelligent Devices	$2,454.8	$—	$(59.5)	$2,395.3	$2,221.5
Software & Control	1,452.9	(39.3)	(36.1)	1,377.5	1,265.4
Lifecycle Services	1,281.9	(38.7)	(30.2)	1,213.0	1,272.9
Total	$5,189.6	$(78.0)	$(125.8)	$4,985.8	$4,759.8

The following is a reconciliation of reported sales growth to organic sales growth for the three and nine months ended June 30, 2021, compared to sales for the three and nine months ended June 30, 2020:

	Three Months Ended June 30, 2021
	Reported Sales Growth	Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
North America	31.6%	1.0%	1.4%	29.2%
EMEA	34.6%	2.6%	11.0%	21.0%
Asia Pacific	32.8%	0.1%	9.7%	23.0%
Latin America	35.6%	0.2%	9.9%	25.5%
Total	32.6%	1.1%	5.1%	26.4%

	Nine Months Ended June 30, 2021
	Reported Sales Growth	Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
North America	7.3%	1.1%	0.7%	5.5%
EMEA	13.9%	4.8%	7.9%	1.2%
Asia Pacific	16.7%	0.1%	6.8%	9.8%
Latin America	(4.3)%	0.1%	(2.8)%	(1.6)%
Total	9.0%	1.6%	2.7%	4.7%

The following is a reconciliation of reported sales growth to organic sales growth for our operating segments for the three and nine months ended June 30, 2021, compared to sales for the three and nine months ended June 30, 2020:

	Three Months Ended June 30, 2021
	Reported Sales Growth	Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
Intelligent Devices	33.8%	—%	5.0%	28.8%
Software & Control	39.7%	2.7%	5.5%	31.5%
Lifecycle Services	23.4%	1.6%	4.6%	17.2%
Total	32.6%	1.1%	5.1%	26.4%

	Nine Months Ended June 30, 2021
	Reported Sales Growth	Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
Intelligent Devices	10.5%	—%	2.7%	7.8%
Software & Control	14.8%	3.1%	2.8%	8.9%
Lifecycle Services	0.7%	3.0%	2.4%	(4.7)%
Total	9.0%	1.6%	2.7%	4.7%

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate are non-GAAP earnings measures that exclude net income (loss) attributable to noncontrolling interests, purchase accounting depreciation and amortization expense attributable to Rockwell Automation, non-operating pension and postretirement benefit cost, and gains and losses on investments, including their respective tax effects.

We believe that Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for net income attributable to Rockwell Automation, diluted EPS and effective tax rate.

The following are the components of operating and non-operating pension and postretirement benefit cost (in millions):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Service cost	$23.4	$22.9	$69.5	$69.0
Operating pension and postretirement benefit cost	23.4	22.9	69.5	69.0

Interest cost	31.8	34.4	95.2	103.5
Expected return on plan assets	(60.9)	(60.9)	(182.0)	(183.3)
Amortization of prior service credit	(1.1)	(1.2)	(3.1)	(3.4)
Amortization of net actuarial loss	37.3	37.1	111.4	111.4
Settlements	27.2	(0.8)	26.8	(2.3)
Non-operating pension and postretirement benefit cost	34.3	8.6	48.3	25.9

Net periodic pension and postretirement benefit cost	$57.7	$31.5	$117.8	$94.9

The components of net periodic pension and postretirement benefit cost other than the service cost component are included in the line "Other (expense) income" in the Statement of Operations.

The following are reconciliations of net income attributable to Rockwell Automation, diluted EPS, and effective tax rate to Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate, respectively:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Net Income attributable to Rockwell Automation	$271.3	$317.8	$1,279.6	$760.7
Non-operating pension and postretirement benefit cost	34.3	8.6	48.3	25.9
Tax effect of non-operating pension and postretirement benefit cost	(8.2)	(2.4)	(12.2)	(7.2)
Change in fair value of investments[1]	(43.3)	(175.5)	(624.6)	(101.7)
Tax effect of the change in fair value of investments[1]	9.2	—	119.5	—
Purchase accounting depreciation and amortization attributable to Rockwell Automation	10.0	7.6	28.8	21.1
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(2.4)	(1.8)	(7.0)	(5.0)
Adjusted Income	$270.9	$154.3	$832.4	$693.8

Diluted EPS	$2.32	$2.73	$10.91	$6.52
Non-operating pension and postretirement benefit cost	0.29	0.07	0.41	0.22
Tax effect of non-operating pension and postretirement benefit cost	(0.07)	(0.02)	(0.10)	(0.06)
Change in fair value of investments[1]	(0.37)	(1.51)	(5.33)	(0.87)
Tax effect of the change in fair value of investments[1]	0.07	—	1.02	—
Purchase accounting depreciation and amortization attributable to Rockwell Automation	0.09	0.07	0.25	0.18
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(0.02)	(0.02)	(0.06)	(0.04)
Adjusted EPS	$2.31	$1.32	$7.10	$5.95

Effective tax rate	14.2%	6.1%	16.6%	9.2%
Tax effect of non-operating pension and postretirement benefit cost	0.9	0.5	0.2	0.5
Tax effect of the change in fair value of investments[1]	(0.8)	7.0	(1.5)	1.3
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	0.3	0.5	0.3	0.4
Adjusted Effective Tax Rate	14.6%	14.1%	15.6%	11.4%

1Primarily relates to the change in value of our investment in PTC.

Fiscal 2021 Guidance

Diluted EPS[1]	$12.85 - $13.05
Non-operating pension and postretirement benefit cost[2]	0.43
Tax effect of non-operating pension and postretirement benefit cost[2]	(0.11)
Change in fair value of investments[3]	(5.34)
Tax effect of change in fair value of investments[3]	1.02
Purchase accounting depreciation and amortization attributable to Rockwell Automation	0.33
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(0.08)
Adjusted EPS[2]	$9.10 - $9.30

Effective tax rate	~ 15.2%
Tax effect of non-operating pension and postretirement benefit cost[2]	~ 0.3%
Tax effect of change in fair value of investments[3]	~ (1.8)%
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	~ 0.3%
Adjusted Effective Tax Rate	~ 14.0%
1Fiscal 2021 guidance based on Adjusted Income attributable to Rockwell, which includes an adjustment for Schlumberger's non-controlling interest in Sensia.
2The settlement expense within the expected non-operating pension and postretirement benefit costs uses actual year-to-date adjustments for guidance, as estimates of settlement expenses on a forward-looking basis are not available due to variability, complexity and limited visibility of these items.
3The actual year-to-date adjustments, which are based on PTC's share price at June 30, 2021, are used for guidance, as estimates of these adjustments on a forward-looking basis are not available due to variability, complexity and limited visibility of these items.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Sep. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020	Sep. 30, 2020[1]	Dec. 31, 2020[2]	Mar. 31, 2021	Jun. 30, 2021
Cash provided by operating activities	$475.0	$231.1	$217.4	$346.2	$325.8	$346.5	$248.9	$461.5
Capital expenditures	(24.1)	(37.0)	(19.6)	(35.3)	(22.0)	(27.1)	(25.0)	(24.5)
Free cash flow	$450.9	$194.1	$197.8	$310.9	$303.8	$319.4	$223.9	$437.0

1Includes a discretionary pre-tax contribution of $50.0 million to the Company's U.S. pension trust.

2Includes $70.0 million pre-tax legal settlement.

The table below provides the calculation of free cash flow as a percentage of Adjusted Income ("free cash flow conversion") for the three months ended June 30, 2020, and June 30, 2021 :

	Quarter Ended
	Jun. 30 2020	Jun. 30 2021
Free cash flow (a)	$310.9	$437.0
Adjusted Income (b)	154.3	270.9
Free cash flow conversion (a) / (b)	201%	161%

Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Net Income, before interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, short-term investments, and long-term investments (fixed income securities), multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows (in millions, except percentages):

	Twelve Months Ended
	June 30,
	2021	2020
(a) Return
Net Income	$1,533.4	$767.6
Interest expense	94.5	104.3
Income tax provision	288.1	125.3
Purchase accounting depreciation and amortization	49.0	34.2
Return	1,965.0	1,031.4
(b) Average invested capital
Short-term debt	129.6	285.7
Long-term debt	1,977.0	1,959.0
Shareowners’ equity	1,803.3	924.8
Accumulated amortization of goodwill and intangibles	970.7	907.7
Cash and cash equivalents	(780.1)	(857.0)
Short-term and long-term investments	(0.6)	(42.0)
Average invested capital	4,099.9	3,178.2
(c) Effective tax rate
Income tax provision	288.1	125.3
Income before income taxes	$1,821.5	$892.9
Effective tax rate	15.8%	14.0%
(a) / (b) * (1-c) Return On Invested Capital	40.4%	27.9%